Exhibit 99.1

Chinook Therapeutics Closes Merger with Aduro Biotech and Completes $115 Million Private Placement Financing

Combined Company Will Have Over $275 Million in Operating Capital and Trade on Nasdaq under the Ticker Symbol “KDNY”

VANCOUVER, BC and SEATTLE October 5, 2020 – Chinook Therapeutics, Inc. (NASDAQ: KDNY), a clinical-stage biotechnology company focused on the discovery, development and commercialization of precision medicines for kidney diseases, today announced the closing of its merger with Aduro Biotech, Inc. and $115 million private placement financing. The combined company, now known as Chinook Therapeutics, will commence trading October 6, 2020 on the Nasdaq Global Select Market under the trading symbol “KDNY.”

As previously announced, the $115 million private placement financing includes participation from new investors EcoR1 Capital, OrbiMed Advisors, funds managed by Rock Springs Capital, Fidelity Management and Research Company LLC, Avidity Partners, Surveyor Capital (a Citadel company), Ally Bridge Group, Monashee Investment Management LLC, Northleaf Capital Partners, Janus Henderson Investors, Sphera Biotech and other top-tier healthcare investors. As part of the financing, Chinook’s existing investors, Versant Ventures, Apple Tree Partners and Samsara BioCapital, purchased $25 million in Chinook common stock on the same terms as the new investors. Effective as of the closing of the merger, Chinook has over $275 million in operating capital to advance its kidney disease programs.

“Chinook’s merger with Aduro and entry into the public market is a transformative event that will propel the development of our atrasentan, BION-1301 and CHK-336 programs, and drive forward our research and discovery programs for other rare, severe chronic kidney diseases with large unmet medical needs,” said Eric Dobmeier, president and chief executive officer of Chinook Therapeutics. “With a strong cash position, a promising pipeline and our dedication to treating patients with debilitating kidney diseases, we are well positioned to achieve value-generating milestones and build a leading company in the kidney disease space.”

Chinook will focus on advancing its product candidates for kidney disease, including:

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Planned Phase 3 and Phase 2 trials of atrasentan, an investigational selective endothelin receptor antagonist, in development for the treatment of IgA nephropathy and other primary glomerular diseases;

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An ongoing Phase 1b and future clinical trials of BION-1301, an investigational humanized monoclonal antibody that blocks APRIL binding to both the BCMA and TACI receptors, in development for the treatment of IgA nephropathy;

•	A planned Phase 1 trial of CHK-336, an investigational small molecule, in preclinical development for the treatment of an ultra-rare orphan kidney disease; and

•	Advancement of additional research and discovery programs focused on the treatment of rare, severe chronic kidney diseases.

In connection with the closing of the merger, Aduro effected a 1:5 reverse split of its common stock. Post-merger and post-reverse split, Chinook has approximately 42 million shares of common stock outstanding. Prior Chinook stockholders collectively own approximately 39.5% of the combined company, prior Aduro stockholders collectively own approximately 39.9% of the combined company and investors in the Chinook private placement financing collectively own approximately 20.6% of the combined company.

Effective as of the closing of the merger, the board of directors of Chinook will be comprised of seven directors: Eric Dobmeier, president and chief executive officer of Chinook Therapeutics; Jerel Davis, Ph.D., managing director at Versant Ventures; Srini Akkaraju, M.D., Ph.D., managing general partner at Samsara BioCapital; William M. Greenman, president and chief executive officer of Cerus Corporation; Ross Haghighat, founder, chairman and managing partner of Triton Systems, Inc.; Michelle Griffin, director and audit committee chair for Adaptive Biotechnologies, Acer Therapeutics and HTG Molecular Diagnostics, Inc.; and Dolca Thomas, M.D., chief medical officer of Principia Biopharma, Inc.

MTS Health Partners acted as exclusive financial advisor to Chinook and Fenwick & West LLP served as legal counsel to Chinook for the merger. SVB Leerink acted as exclusive financial advisor to Aduro and Latham & Watkins LLP served as legal counsel to Aduro for the merger. SVB Leerink acted as lead placement agent and Evercore Group L.L.C. and William Blair acted as co-placement agents for the private placement financing.

About Chinook Therapeutics, Inc.

Chinook Therapeutics, Inc. is a clinical-stage biotechnology company developing precision medicines for kidney diseases. Chinook’s product candidates are being investigated in rare, severe chronic kidney disorders with opportunities for well-defined clinical pathways. Chinook’s lead program is atrasentan, an investigational Phase 3-ready endothelin receptor antagonist for the treatment of IgA nephropathy and other primary glomerular diseases. BION-1301, an investigational anti-APRIL monoclonal antibody is being evaluated in a Phase 1b trial for IgA nephropathy. In addition, Chinook is advancing advance CHK-336, a preclinical development candidate for an undisclosed ultra-orphan kidney disease, as well as research programs for other rare, severe chronic kidney diseases, including polycystic kidney disease. Chinook seeks to build its pipeline by leveraging insights in kidney single cell RNA sequencing, human-derived organoids and new translational models, to discover and develop therapeutics with differentiating mechanisms of action against key kidney disease pathways. To learn more, visit www.chinooktx.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to Chinook’s business, future operations, advancement of its product candidates and product pipeline, clinical development of its product candidates, including expectations regarding timing of initiation and results of clinical trials and sufficiency of its cash resources. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that may be more advanced or have greater resources than we do, our ability to obtain and adequately protect intellectual property rights for our product candidates and the effects of COVID-19 on our clinical programs and business operations. Many of these risks are described in greater detail in the proxy statement/prospectus filed by Aduro with the SEC relating to the merger. Any forward-looking statements in this press release speak only as of the date of this press release. Chinook assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Noopur Liffick
Vice President, Investor Relations & Corporate Communications 510-809-2465 investors@chinooktx.com media@chinooktx.com